EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter 2009 and Fiscal Year 2009 Results

DALLAS, Aug. 25, 2009 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the fourth quarter of fiscal 2009 were $188.7 million compared to $196.5 million for the quarter ended June 30, 2008, a decrease of 4.0%. Comparable store sales decreased 6.6% for the quarter. The decrease in comparable store sales was comprised of a 0.1% increase in traffic offset by a 6.7% decrease in average ticket. Net loss for the fourth quarter ended June 30, 2009 was $1.6 million or $0.04 loss per diluted share, compared to a net loss of $2.5 million or $0.06 loss per diluted share for the same period last year.

For the fiscal year ended June 30, 2009, net sales were $801.7 million compared to $885.3 million for the same year ended June 30, 2008, a decrease of 9.4%. Comparable store sales decreased by 12.5% for the fiscal year. The decrease in comparable store sales was comprised of a 6.4% decrease in traffic and a 6.1% decrease in average ticket. For the fiscal year ended June 30, 2009, the Company had earnings per diluted share of $0.00 versus $0.35 for fiscal 2008.

Kathleen Mason, President and Chief Executive Officer, stated, "The current economic recession, a record number of bankruptcy liquidations and the continued deterioration in the housing market resulted in a steep decline in customer spending in fiscal 2009. Particularly affected were those retailers primarily in the home furnishings business. While we are cautious in our future outlook of this environment, we are encouraged by the positive trend in our customer traffic. We have effectively managed cash and inventories. For the fourth quarter, cash flow from operations was $29.4 million compared to $23.0 million in the same period last year. Inventory at the end of fiscal 2009 was down 7.2% from last fiscal year end. Additionally, we had no outstanding borrowings at the end of fiscal 2009."

"We will continue to focus on maintaining a strong balance sheet, keeping operating expenses and inventories in line with sales, and sustaining our more than adequate borrowing capacity."

Financial Results for the Fourth Quarter Ended June 30, 2009

Gross Profit -- Gross profit increased $2.0 million, or 3.0%, to $70.1 million for the fourth quarter ended June 30, 2009 as compared to the same quarter last year of $68.1 million. As a percentage of net sales, gross profit increased to 37.2% for the quarter compared to 34.7% for the same period in fiscal 2008. This increase in gross profit dollars and percentage was primarily due to decreases in markdowns resulting from tighter inventory control as well as decreases in freight and shrink.

Selling, General and Administrative Expenses ("SG&A") -- SG&A for the quarter was $72.1 million, or 38.2% of net sales, versus $73.3 million, or 37.3% of net sales, in the same period last year. On a per store basis, SG&A was lower this quarter by 4.2% versus last year.

Interest Expense -- Net interest expense for the quarter ended June 30, 2009 increased to $615,000 versus $94,000 for the same period last year due to higher amortization of financing fees related to the new credit facility.

Financial Results for the Fiscal Year Ended June 30, 2009

Gross Profit -- Gross profit decreased $26.6 million, or 8.2%, to $296.1 million for fiscal 2009 compared to the same period last year of $322.7 million, primarily a result of lower sales volume. As a percentage of net sales, gross profit increased to 36.9% for fiscal 2009 compared to 36.5% in fiscal 2008. This increase of 0.4% in gross profit percentage was primarily due to decreases in markdowns resulting from tighter inventory control as well as decreases in freight and shrink.

Selling, General and Administrative Expenses -- SG&A for fiscal 2009 was $293.7 million, or 36.6% of net sales, versus $297.9 million, or 33.6% of net sales, for fiscal 2008. On a per store basis, SG&A was lower in fiscal 2009 by 4.9% compared to the same period last year.

Interest Expense -- Net interest expense for fiscal 2009 was $2.5 million versus $2.7 million for fiscal 2008, primarily due to a decrease in net borrowings, offset by an increase in amortization of financing fees related to the new credit facility.

Balance Sheet

Inventory decreased from $241.0 million at June 30, 2008 to $223.6 million at June 30, 2009, a decrease of 7.2%. On a per store basis, inventory was 8.8% lower at the end of fiscal 2009 versus fiscal 2008. Net property and equipment was $72.4 million at the end of fiscal 2009, a reduction of $5.0 million compared to the end of fiscal 2008. This decrease resulted from capital expenditures being less than depreciation.

Accounts payable was lower at June 30, 2009 by $16.8 million, or 26.3%, versus the same period last year primarily due to lower inventory levels. At June 30, 2009, we had no amounts outstanding under our revolving credit facility versus $8.5 million last year. Outstanding letters of credit, primarily for insurance programs, were $12.4 million at the end of fiscal 2009 compared to $9.9 million last year. At June 30, 2009, we had availability of $97.8 million and we were in compliance with the terms of our credit facility.

Store Activity

We operated 857 stores in 45 states as of June 30, 2009. During the fourth quarter of fiscal year 2009, we opened eight stores, closed one store, relocated seven stores and did not expand any stores. During fiscal year 2009, we opened 35 stores, closed 20 stores, relocated 34 stores and expanded four stores. The states with the largest sales declines continued to be the areas most affected by the deterioration of the housing market such as Florida, California, Nevada and Arizona.

Fiscal Year 2010 Guidance

We anticipate the retail environment to continue to be economically difficult and uncertain. As a result, we have considered such challenges in our forecasts for our fiscal year 2010. Guidance for the full fiscal year ending on June 30, 2010 is as follows:

 Net sales                           $795 million to $805 million
 Comparable store sales              negative low single digits
 Diluted (loss) earnings per share   ($0.02) to $0.02
 Capital expenditures                 $21 million
 Change in store count               (7)

We plan to continue to relocate and expand stores during fiscal 2010 in a consistent manner and quantity. The relocated stores have historically shown double digit improvement in sales as well as better profit margins. The change in store count reflects slightly fewer stores projected at the end of fiscal 2010 as we seek to improve our portfolio of existing stores. The increase in capital spending projected for fiscal 2010 versus fiscal 2009 reflects the Company's plan to remodel stores, improve and enhance systems, as well as further streamline the distribution process.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 857 stores in 45 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

The Investor Relations section of our corporate web site at www.tuesdaymorning.com contains press releases, a link to request financial and other information and access to our filings with the Securities and Exchange Commission.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2008 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of the current economic recession; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

 Tuesday Morning Corporation
 Consolidated Statement of Operations
 (In thousands, except per share data)

                                Three Months          Twelve Months
                                Ended June 30,         Ended June 30,
                            --------------------  --------------------
                               2009      2008        2009       2008
                            ---------  ---------  ---------  ---------
                                 (unaudited)          (unaudited)

 Net sales                  $ 188,670  $ 196,492  $ 801,722  $ 885,281
 Cost of sales                118,562    128,401    505,585    562,578
                            ---------  ---------  ---------  ---------
  Gross profit                 70,108     68,091    296,137    322,703

 Selling, general and
  administrative expenses      72,109     73,288    293,702    297,852
                            ---------  ---------  ---------  ---------

  Operating income (loss)      (2,001)    (5,197)     2,435     24,851

 Other income (expense):
    Interest expense             (761)      (367)     (2,748)   (3,928)
    Interest income                 1          2          1        157
    Other income (expense),
     net                          145        271        243      1,052
                            ---------  ---------  ---------  ---------
     Other income (expense)      (615)       (94)    (2,504)    (2,719)
                            ---------  ---------  ---------  ---------

 Income (loss) before
  income taxes                 (2,616)    (5,291)       (69)    22,132

 Income tax expense
  (benefit)                      (987)    (2,795)       (25)     7,634
                            ---------  ---------  ---------  ---------

 Net income (loss)          $  (1,629) $  (2,496) $     (44) $  14,498
                            =========  =========  =========  =========

 Earnings (loss) Per Share:
 Net income (loss) per
  common share:
      Basic                 $   (0.04) $   (0.06) $   (0.00) $    0.35
      Diluted               $   (0.04) $   (0.06) $   (0.00) $    0.35

 Weighted average number of
  common shares:
      Basic                    41,584     41,441     41,505     41,439
      Diluted                  41,584     41,441     41,505     41,494

 Consolidated Balance Sheets
 (in thousands)                                   June 30,    June 30,
                                                    2009        2008
                                                 ----------  ---------
                                                (unaudited) (unaudited)
 Assets
 Current assets:
  Cash and cash equivalents                      $    5,783  $   8,630
  Inventories                                       223,628    240,996
  Prepaid expenses and other assets                  10,197     11,292
  Deferred income taxes                               1,545         --
                                                 ----------  ---------
   Total current assets                             241,153    260,918

 Property and equipment, net                         72,356     77,315

 Other long-term assets:
  Deferred financing costs                            4,211        503
  Other assets                                        1,521      3,040
                                                 ----------  ---------

    Total Assets                                 $  319,241  $ 341,776
                                                 ==========  =========

 Liabilities and Stockholders' Equity
 Current liabilities:
    Accounts payable                             $   47,109  $  63,899
    Accrued liabilities                              28,765     28,595
    Deferred income taxes                                --        267
    Income taxes payable                              1,564         27
                                                 ----------  ---------
     Total current liabilities                       77,438     92,788

 Revolving credit facility                               --      8,500
 Deferred rent                                        4,171      4,163
 Deferred income taxes                                2,279      3,414
                                                 ----------  ---------
     Total Liabilities                               83,888    108,865

 Stockholders' equity                               235,353    232,911
                                                 ----------  ---------
     Total Liabilities and Stockholders' Equity  $  319,241  $ 341,776
                                                 ==========  =========

 Consolidated Statement of Cash Flows
 (in thousands)
                                                   Year Ended June 30,
                                                 ---------------------
                                                   2009         2008
                                                 ---------------------
                                                      (unaudited)
 Net cash flows from operating activities:
  Net income (loss)                              $      (44) $  14,498
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
  Depreciation and amortization                      16,796     17,483
  Amortization of financing fees                        709        201
  Deferred income taxes                              (3,087)     1,407
  Loss on disposal of fixed assets                      631        540
  Stock compensation expense                          2,615      3,174
  Other non-cash charges                                  4         (1)
  Net change in operating assets and liabilities     14,616     21,774
                                                 ----------  ---------

 Net cash provided by operating activities           32,240     59,076
                                                 ----------  ---------

 Net cash flows from investing activities:
  Capital expenditures                              (12,475)   (11,562)
                                                 ----------  ---------

 Net cash used in investing activities              (12,475)   (11,562)
                                                 ----------  ---------

 Net cash flows from financing activities:
  Repayments-revolving credit facility             (241,256)  (268,000)
  Borrowings-revolving credit facility              232,756    220,000
  Change in cash overdraft                           (9,695)    (1,187)
  Payment of debt financing costs                    (4,417)        --
                                                 ----------  ---------

 Net cash used in financing activities              (22,612)   (49,187)
                                                 ----------  ---------

 Net decrease in cash and cash equivalents           (2,847)    (1,673)

 Cash and cash equivalents, beginning of period       8,630     10,303
                                                 ----------  ---------

 Cash and cash equivalents, end of period        $    5,783  $   8,630
                                                 ==========  =========

CONTACT:  Tuesday Morning Corporation
          Stephanie Bowman, Chief Financial Officer
          972-934-7251

          Laurey Peat & Associates
          Laurey Peat
          214-871-8787